                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       VIDEO LOTTERY TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       Video Lottery Technologies [Logo]
                     115 PERIMETER CENTER PLACE, SUITE 911
                             ATLANTA, GEORGIA 30346

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 10, 1997

                             ---------------------

To the Stockholders of Video Lottery Technologies, Inc.:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Stockholders (together with any adjournments or postponements thereof, the "Meeting") of Video Lottery Technologies, Inc. (the "Company"), will be held on January 10, 1997 at the offices of the Company's subsidiary, VLC of Nevada, Inc., located at 751 Pilot Road, Suite D, Las Vegas, Nevada 89119, at 10:00 a.m. local time, for the purpose of considering and voting on the following matters:

          (1) Election of two Class 2 directors to serve on the Board of Directors;

          (2) Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1996; and

          (3) Such other business as may properly come before the Meeting.

     These items are described more fully in the accompanying Proxy Statement, which is hereby made a part of this Notice of Annual Meeting of Stockholders.

     The Board of Directors has fixed November 12, 1996 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the Meeting, and only holders of record of the Company's Common Stock at the close of business on such date will be entitled to notice of, and to vote at, the Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THIS PURPOSE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ RICHARD BURT

                                          Richard R. Burt,
                                          Chairman

Atlanta, Georgia                                               December 31, 1996

         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT

                       VIDEO LOTTERY TECHNOLOGIES [LOGO]
                     115 PERIMETER CENTER PLACE, SUITE 911
                             ATLANTA, GEORGIA 30346
                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 10, 1997
                             ---------------------

                              GENERAL INFORMATION

     Solicitation of Proxies. This Proxy Statement (the "Proxy Statement") and the accompanying form of proxy are being furnished to stockholders of Video Lottery Technologies, Inc. ("VLT" or the "Company") in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of the Company from holders of its outstanding common stock, $.01 par value per share (the "Common Stock"), for use at the 1996 Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the "Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held on Friday, January 10, 1997, at the offices of the Company's subsidiary, VLC of Nevada, Inc., located at 751 Pilot Road, Suite D, Las Vegas, Nevada 89119, at 10:00 a.m. local time.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, facsimile or in person. The Company has also retained Georgeson & Company Inc. to solicit proxies in the enclosed form and will pay such firm a fee of approximately $8,000 plus reasonable expenses for so acting. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

     Proxies. A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Meeting by giving written notice to the secretary of the Company, by filing with the secretary another proxy bearing a later date, or by voting in person at the Meeting. Shares represented by a properly signed and returned proxy card, unless revoked, will be voted in the manner directed by the stockholder on the card. If no direction is made on the card, the proxy will be voted (i) for the election of the nominees for director named in this Proxy Statement; (ii) in favor of the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1996; and
(iii) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Meeting. This Proxy Statement and the form of proxy are being mailed to stockholders commencing on or about December 31, 1996.

     Record Date. Only holders of record of shares of Common Stock as of the close of business on November 12, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon. As of the Record Date, there were 10,682,109 shares of Common Stock outstanding and entitled to vote. The only outstanding voting securities of the Company are shares of its Common Stock.

     Quorum and Required Vote. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Meeting (a "Quorum"). In the event that a Quorum is not present at the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies, without notice other than announcement at the Meeting. Any such adjournment will require the affirmative vote of a majority of those shares that are represented at the Meeting in person or by proxy.

     An automated system administered by the Company's transfer agent tabulates the proxy votes in combination with a manual update and confirmation by employees of the Company. The accuracy and final tabulation will be verified by the inspector of elections. Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining the presence of a Quorum at the Meeting and the total number of votes cast with respect to a particular matter. In the absence of controlling authority to the contrary, the Company will treat abstentions in this manner. Based on relevant authority, broker non-votes will be counted for the purpose of determining the presence of a Quorum at the Meeting, but will not be counted for the purpose of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted and, therefore, will not affect the determination as to whether the requisite majority of votes cast has been obtained with respect to a particular matter. Consequently, broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast.

     In order to be elected, a nominee for director must receive an affirmative vote of a plurality of the shares of Common Stock voted, in person or by proxy, at the Meeting. Ratification of the appointment of KPMG Peat Marwick LLP requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three Class 1 directors (Ms. Becker and Messrs. Burt and Haddrill) (see "Certain Recent Developments"), two Class 2 directors (Messrs. Spier and Davey), and two Class 3 directors (Messrs. Lyons and Hardesty). See "Certain Recent Developments." The Class 1, Class 2 and Class 3 directors currently serve until the annual meetings of stockholders to be held in 1998, 1996 and 1997, respectively, and after the Meeting, until 1998, 1999 and 1997, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Vacancies on the Board of Directors and newly created directorships can generally be filled by vote of a majority of the directors then in office. Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

     At the Meeting, stockholders are being asked to elect two directors to serve as Class 2 directors until the 1999 annual meeting of stockholders and until their successors are duly elected and qualified.

     In order to be elected, a nominee for director must receive an affirmative vote of a plurality of the shares of Common Stock voted, in person or by proxy, at the Meeting.

     Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote for the election of the nominees listed below as directors for the ensuing term and until their successors are elected and qualified. In the event any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board of Directors knows of no reason to anticipate that the nominees will not be candidates. Except as set forth below, each of the nominees has been engaged in his principal occupation during the past five years. There is no family relationship between any of the directors and executive officers of the Company.

     The following sets forth certain information as of December 20, 1996, concerning the nominees for election as directors of the Company and the other directors whose terms of office will continue after the Meeting.

NOMINEES FOR ELECTION AS CLASS 2 DIRECTORS WITH TERMS EXPIRING IN 1999

     William Spier (age 62) became a director of the Company in July 1991. Mr. Spier was chairman of DeSoto, Inc., a detergent manufacturer, from May 1991 to September 27, 1996 and chief executive officer of DeSoto, Inc., from May 1991 to January 1994 and from September 1995 to September 27, 1996. He has been president and chairman of Sutton Holding Corp., a New York based investment company, since 1989. From

1982 to 1989, Mr. Spier was a private investor. Prior to that time, he was vice chairman of Phibro-Salomon Inc., an investment banking firm. Mr. Spier is also a director of Holmes Protection Group, Inc., a security and alarm systems company, Keystone Consolidated Industries, Inc., a manufacturer of various steel and other construction products, and Geotek Communications, Inc., a telecommunications company.

     James J. Davey (age 55) was elected as a director of the Company effective February 25, 1993, and was elected as vice chairman on May 31, 1994. He first joined the Company as chief operating officer in October 1992. Mr. Davey served as chief executive officer from February 25, 1993 until May 31, 1994, and from February 24, 1994 until May 31, 1994, he also served as president. From October 1992 until February 1993, Mr. Davey served as president of the Company's on-line lottery services subsidiary, Automated Wagering International, Inc. ("AWI"). From 1986 to October 1992, Mr. Davey was the director for the Oregon State Lottery. From 1985 to 1986, Mr. Davey was deputy director and assistant director of Administration for the Oregon State Lottery. From 1980 through 1984, Mr. Davey served as administrator for the Oregon Department of Revenue.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES, EXCEPT THAT MESSRS. SPIER AND LYONS DO NOT RECOMMEND A VOTE FOR MR. DAVEY. SEE "DISSENT OF MESSRS. SPIER AND LYONS."

                           MANAGEMENT OF THE COMPANY

BOARD OF DIRECTORS

  Directors with Terms Expiring in 1997

     William P. Lyons, Jr. (age 55) became a director of the Company in February 1993, in connection with the Stockholders' Agreement between the Company and William Spier. Mr. Lyons is president of William P. Lyons and Company, Inc., a New York headquartered investment company, and since May 1995, has served as chairman of the board of Holmes Protection Group, Inc., a security and alarm systems company. Since 1992 Mr. Lyons has been chairman of JVL Corporation, a holding company which formerly owned a pharmaceutical manufacturing operation. In 1988, a company affiliated with Mr. Lyons acquired Duro-Test Corporation and Mr. Lyons served for four years as that New Jersey specialty lighting manufacturer's chairman and chief executive officer. Mr. Lyons previously was a professor (adjunct) of Law and an associate professor (adjunct) of Management at Yale University, where he taught courses on corporate financial reporting, corporate valuation and entrepreneurship for more than six years. Mr. Lyons is also a director of Keystone Consolidated Industries, Inc., a manufacturer of various steel and other construction products, Lydall, Inc., a specialty fiber materials manufacturer, and Holmes Protection Group, Inc.

     John R. Hardesty (age 56) was appointed to the Board of Directors effective December 18, 1996 to fill a vacancy thereon created by the resignation of Jeffrey D. Cushman. See "Certain Recent Developments." Mr. Hardesty is chairman of Electro Dynamics Crystal Corporation, a manufacturer of electronic components for the communication industry. Mr. Hardesty also owns 100% of Thermo Dynamics, Inc., a manufacturer of synthetic quartz for the electronics industry, and is a director of Reno Air, Inc., a commercial airline, and LeTeko, Inc., a gold exploration company. From 1988 until its sale in 1995, Mr. Hardesty was the owner and chairman of Dixson Inc., a manufacturer of electronic instruments for the heavy duty truck market and process control market.

  Directors with Terms Expiring in 1998

     Richard R. Burt (age 49) became a director and chairman of the Company on December 15, 1994. Mr. Burt is a founder and the chairman of International Equity Partners, L.P. ("IEP") in Washington D.C., a merchant banking firm. From 1991 to 1994, Mr. Burt was a partner in McKinsey & Co., a world-wide management consulting firm. During the period from 1989 to 1991, Mr. Burt served as the Chief Negotiator in the Strategic Arms Reduction Talks (START) with the former Soviet Union. He was the U.S. Ambassador to the Federal Republic of Germany from 1985 to 1989. Mr. Burt was the Assistant Secretary of State for European and Canadian Affairs from 1983 to 1985, and served as Director of Politico-Military Affairs from 1981 to 1983. Mr. Burt also serves as the Chairman of the Board of Weirton Steel, Inc., a tin-plate manufacturer, and serves on the Board of Directors of the Paine Webber Mutual Funds, Hollinger International, a company owning newspapers in Europe, Canada, Australia and the United States, and Archer Daniels Midland, an agri-business company. In addition, Mr. Burt is a member of the Textron Corporation's International Advisory Council and the Bank of Montreal's International Advisory Board.

     Patricia W. Becker (age 45) was appointed to the Board of Directors effective January 18, 1995 to fill a newly created position thereon. Ms. Becker is a consultant to the Company and serves as chair of its Compliance Committee. Ms. Becker served as the chief of staff to Bob Miller, Governor of Nevada, from October 1993 to January 1995. Prior to that, she was senior vice president, general counsel and secretary of Harrah's Casino Hotels from June 1989 to July 1993 and vice president, general counsel and secretary from 1984 to 1989. Ms. Becker was deputy and chief deputy attorney general assigned to the Nevada Gaming Division from 1979 until she was appointed to the State Gaming Control Board, where she served until September 1984. Ms. Becker is a vice chair for the Gaming Law Section of the American Bar Association, a past president of the Nevada Trial Lawyers Association and a trustee of the International Association of Gaming Attorneys. Ms. Becker currently serves on the Board of Directors of Fitzgeralds Gaming Company, a Nevada based company which owns casinos.

     Richard M. Haddrill (age 43) was appointed to the Board of Directors on August 21, 1996. He filled a vacancy created by the resignation of Stephen Vanderwoude. At that time he was also appointed president of the Company. In addition, on September 9, 1996, Mr. Haddrill was elected as a director of AWI. Mr. Haddrill joined the Company in December 1994 as the Company's executive vice president -- operations and chief financial officer. In December 1994, Mr. Haddrill was also appointed treasurer of the Company. In August 1995, Mr. Haddrill also assumed the position of chief executive officer of United Wagering Systems International, Inc. ("UWS"). On August 2, 1996, he was appointed as chief operating officer of the Company. From July 1992 until November 1994, Mr. Haddrill served as executive vice president -- corporate and president of international subsidiaries for Knowledgeware, Inc., a provider of application development software and services worldwide. Prior to joining Knowledgeware, Inc. in 1991 as an executive vice president and chief financial officer, Mr. Haddrill was a managing partner of the Colorado and New Mexico offices of the accounting firm of Ernst & Young from August 1989 to October 1991 and held various positions as a partner or employee with Ernst & Young from January 1975 to September 1989.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established a compensation committee (the "Compensation Committee"), an audit committee (the "Audit Committee"), a strategic planning committee (the "Strategic Planning Committee") and a special committee (the "Special Committee"). In August 1995, the Board of Directors abolished the executive committee, which did not meet in 1995. The members of these committees serve at the pleasure of the Board of Directors, and such committees provide such support and assistance to the Board of Directors as it so directs. The Board of Directors does not have a nominating committee. On November 7, 1996, the Board of Directors reconstituted the Compensation Committee and Audit Committee in order that such committees would more closely represent the composition of the entire Board of Directors.

     The Compensation Committee is currently comprised of Messrs. Burt, Davey and Spier and Ms. Becker with Mr. Burt serving as chairperson. During all of 1995 and during 1996 until November 7, 1996, the Compensation Committee was comprised of Messrs. Lyons and Spier, with Mr. Lyons serving as chairperson, and Ms. Becker became a member of this committee in June 1995. The Compensation Committee considers and recommends to the Board of Directors the compensation to be paid to executive officers, makes decisions regarding grants under the Company's stock incentive plan, makes recommendations to the Board of Directors with respect to the Company's compensation policies, and performs such other duties as the Board of Directors may from time to time request. The Compensation Committee met once during 1995 and did not meet during 1996.

     The Audit Committee is currently comprised of Messrs. Davey and Spier and Ms. Becker with Ms. Becker serving as chairperson. During all of 1995 and during 1996 until November 7, 1996, the Audit Committee was comprised of Messrs. Lyons and Spier, with Mr. Lyons serving as chairperson, and prior to his resignation on April 4, 1996, Jeffrey D. Cushman also served on the Audit Committee. The Audit Committee reviews the Company's financial and accounting controls, practices and procedures, evaluates and recommends an independent public accounting firm to audit the financial statements of the Company and evaluates its performance. The Audit Committee also determines the duties and responsibilities of the internal accounting and auditing staff of the Company. The Audit Committee met five times during 1995 and two times during 1996.

     The Strategic Planning Committee is currently comprised of Ms. Becker and Messrs. Burt, Davey, Spier and Lyons with Mr. Burt serving as the chairperson. The Strategic Planning Committee considers the various strategic and financial alternatives and opportunities which may be available to the Company and formulates an overall long-term strategic plan for the Company designed to enhance shareholder values. The Strategic Planning Committee met 17 times in 1995 and 10 times during 1996.

     In connection with the recent proposal by Mr. Spier to acquire the Company, the Board of Directors has also established the Special Committee to consider Mr. Spier's proposal (described elsewhere herein) and otherwise discharge the duties of the Strategic Planning Committee of which Messrs. Spier and Lyons are members. See "Compensation Committee Interlocks and Insider Participation." The Special Committee is currently comprised of Ms. Becker and Messrs. Burt, Davey and Hardesty, with Mr. Burt serving as the chairperson. The Special Committee met three times during 1996.

CERTAIN ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors held 23 meetings during 1995 and held 25 meetings during 1996. All directors attended all meetings of the Board of Directors and each of the committees of the Board of Directors on which he or she served, except four board meetings that Mr. Lyons did not attend in 1995, and four board meetings that he did not attend in 1996, two meetings of the Audit Committee that Mr. Cushman did not attend in 1996 while he was a director and a member of such committee, and one meeting of the Audit Committee that Mr. Spier did not attend in 1996, four board meetings that Mr. Davey did not attend in 1995 and two board meetings that Mr. Cushman did not attend in 1995.

     During fiscal years 1995 and 1996, directors who were not employees of the Company received $15,000 annually for serving on the Board of Directors, plus $1,000 for each Board meeting and $1,000 for each Audit or Compensation Committee meeting attended. A non-employee director serving as chairperson of the Company's Board of Directors receives $30,000 annually for serving in such capacity. Each non-employee director who serves as the chairperson of any committee of the Board of Directors receives a further fee of $7,500 per annum for his or her services in such capacity. In consideration of the extensive work and time required of the members of the Strategic Planning Committee, effective April 1, 1995, the Board approved compensation to the chairperson of the Strategic Planning Committee of $10,000 per month, to non-employee directors serving on the subcommittee of the Strategic Planning Committee of $5,000 per month and to non-employee directors serving on the Strategic Planning Committee of $2,500 per month. Effective August 1, 1995, the Board approved adjusting the Strategic Planning Committee fees to: Chairperson, $5,000 per month, and Committee members, $2,500 per month. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings. As non-employee directors, Mr. Spier was granted an option under the Company's 1991 Stock Option Plan to purchase 10,000 shares of Common Stock at an exercise price of $14.00 per share; Mr. Lyons was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $14.50 per share pursuant to the Company's 1992 Stock Incentive Plan, and an option to purchase 20,000 shares at an exercise price of $11.25 per share pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors; Mr. Burt was granted an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan, and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $8.25 per share; and Ms. Becker was granted an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $9.28 per share. During 1995, Mr. Cushman received an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $7.19 per share. Pursuant to the terms of the stock option agreements with Mr. Cushman, the exercisable options terminated three months following the date of his resignation. On August 12, 1996, concurrent with his becoming a non-employee director as a result of the expiration of his employment agreement in August 1996, Mr. Davey received an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $3.41 per share. On December 18, 1996, concurrent with his becoming a non-employee director, Mr. Hardesty received an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $4.13 per share. Directors who are employees of the Company receive no additional compensation for serving as a director, except that all directors receive up to $10,000 in reimbursement of their expenses in connection with the initial preparation of financial information required in answer to various regulatory disclosure requirements and up to $1,500 per quarter thereafter to keep such financial information current.

EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company and positions held in the Company and certain other information are as follows:

                      NAME                                     POSITION
    -----------------------------------------  -----------------------------------------
    Richard M. Haddrill......................  President, Treasurer and Chief Financial
                                               Officer
    Dena J. Rosenzweig.......................  General Counsel
    Susan J. Carstensen......................  Vice President, Finance
    Michael L. Eide..........................  President, Video Lottery Consultants,
                                               Inc.

     Mr. Haddrill's background is summarized above.

     Dena J. Rosenzweig (age 39) was appointed general counsel of the Company on September 18, 1996. From February 1995 until September 1996 she was deputy general counsel of the Company. Since February 1995 she has been assistant secretary of the Company and general counsel of AWI. From February 1995 until March 1996 she was assistant secretary of AWI. She has served as secretary of AWI since March 1, 1996. From September 1993 until February 1995 Ms. Rosenzweig was general counsel of Republic Waste Industries, Inc., a waste management and environmental services company located in Atlanta, Georgia. From July 1992 until September 1993 she served as associate counsel of Healthdyne, Inc. of Atlanta, Georgia, a provider of home health care services. From July 1989 through June 1992 Ms. Rosenzweig was a corporate associate of Alston & Bird, Attorneys at Law, in Atlanta, Georgia.

     Susan J. Carstensen (age 34) was appointed vice president, finance of the Company on November 7, 1996. From June 1995 to November 1996 she was corporate controller for the Company. From February 1995 to June 1995 she was the director of internal audit for the Company. Ms. Carstensen was manager, cost and financial accounting for Martin Marietta Astronautics Group in Denver, Colorado from May 1991 through February 1995. From August 1985 through May 1991 Ms. Carstensen was with the accounting firm of Ernst & Young in Denver, Colorado.

     Michael L. Eide (age 46) has served as president and a director of the Company's wholly-owned subsidiary, Video Lottery Consultants, Inc. ("VLC"), since December 1, 1994. Prior to that time he served as treasurer and chief financial officer of the Company from May 1991 until December 1994 and assistant secretary from October 1992 through December 1994. He has also held the positions of secretary, treasurer and assistant secretary with VLC during the period November 1990 through December 1994. From 1977 to December 1988, Mr. Eide was a principal in the accounting firm of Neil, Williamson, Eide and Staker in Bozeman, Montana.

                          CERTAIN RECENT DEVELOPMENTS

     Jeffrey D. Cushman was appointed to the Board of Directors on June 26, 1995. He filled a vacancy created by the resignation of Mark F. Spagnolo. Pursuant to a Stockholders' Agreement with Electronic Data Systems Corporation ("EDS"), the Company agreed to appoint to the Board of Directors a person nominated by EDS, and reasonably acceptable to the Company, upon purchase by EDS of 545,454 shares of the Common Stock and 1,912,728 shares of the Company's Series A Preferred Stock. This purchase was completed on February 25, 1994 and, at that time, Mr. Spagnolo was designated as the EDS nominee to the Board of Directors. EDS will continue to have the right to nominate one of the Company's directors as long as its ownership of equity securities of the Company represents at least 5% of the total combined number of outstanding shares of Common Stock and Series A Preferred Stock. Mr. Spagnolo relinquished his seat on the Board of Directors as EDS' designee to assume the role of acting chief executive officer of the Company, and Mr. Cushman was designated as the EDS nominee. See "Employment and Certain Other Contracts." Mr. Cushman resigned as a director of the Company on April 4, 1996 and EDS has not exercised its right to nominate a replacement.

     Mark L. Cushing, president of the Company's AWI subsidiary, resigned effective September 9, 1996.

     In July 1996, Mr. Spier requested that the Board of Directors appoint him as the Company's interim chief executive officer (without compensation) and that Mr. Haddrill be appointed the Company's chief operating officer. However, after careful consideration and discussions with certain significant stockholders of the Company and certain of the Company's key managers, the Board of Directors declined to accede to Mr. Spier's request. At that time, Mr. Lyons (who is Mr. Spier's nominee to the Board of Directors by virtue of a Stockholders' Agreement between the Company and Mr. Spier) began to investigate the payments made by the Company to IEP (see "Compensation Committee Interlocks and Insider Participation"), and Messrs. Spier and Lyons began to express their disagreements with the other members of the Board of Directors in regard to certain matters. See "Dissent of Messrs. Spier and Lyons."

     On August 21, 1996, the Board of Directors appointed Richard M. Haddrill to the Board of Directors to fill the vacancy created by the resignation of Stephen Vanderwoude. At that time, the Board of Directors also appointed Mr. Haddrill president of the Company, in addition to his positions as chief financial officer and treasurer. Messrs. Spier and Lyons opposed Mr. Haddrill's appointment to the Board of Directors and his appointment as president. See "Dissent of Messrs. Spier and Lyons." On September 9, 1996, Mr. Haddrill was elected a director of AWI.

     On December 18, 1996, the Board of Directors appointed John R. Hardesty to the Board of Directors to fill the vacancy created by the resignation of Mr. Cushman. Messrs. Spier and Lyons opposed the appointment of Mr. Hardesty. See "Dissent of Messrs. Spier and Lyons."

                               CERTAIN LITIGATION

     On December 9, 1996, a purported class action complaint, Richard Abrons vs. Video Lottery Technologies, Inc., et al. C.A. No. 15414, was filed against the Company, Messrs. Haddrill, Spagnolo, Davey, Cushman and Lyons and Ms. Becker in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint alleges, among other things, breach of fiduciary duty by the individual defendants for failing to take certain steps in connection with the transaction proposed by Mr. Spier. See "Compensation Committee Interlocks and Insider Participation." The plaintiff is seeking the following relief: (i) an order that the action be maintained as a class action and that plaintiff be made the class representative; (ii) an order directing the defendants to comply with their fiduciary duties by taking all steps reasonably necessary to effect a value-maximizing transaction; (iii) an order directing the defendants to account to plaintiff and all members of the alleged class for their damages in an amount to be determined; and (iv) an award of plaintiff's costs and expenses incurred in connection with this matter. The Company and the named individual defendants currently serving as directors (other than Mr. Lyons) believe that the complaint is without merit and intend to contest the lawsuit vigorously.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the partial year ending December 8, 1996 and for the years ended December 31, 1995, 1994 and 1993 concerning the compensation of the chief executive officer and each of the four most highly compensated executive officers of the Company (other than the chief executive officer) who were serving as executive officers as of December 31, 1995 or as of December 8, 1996. The table also sets forth the compensation paid during the year ended December 31, 1995 or the partial year ending December 8, 1996 to any person who served as chief executive officer during either such period regardless of compensation level.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                          ANNUAL                             COMPENSATION AWARDS
                                       COMPENSATION                       --------------------------
         NAME AND                   ------------------    OTHER ANNUAL    RESTRICTED   STOCK OPTIONS     ALL OTHER
    PRINCIPAL POSITION       YEAR   SALARY $   BONUS $   COMPENSATION $   STOCK $(1)     (SHARES)      COMPENSATION $
---------------------------  ----   --------   -------   --------------   ----------   -------------   --------------
Mark F. Spagnolo(2)          1996        N/A       N/A           N/A             N/A          N/A             N/A
                             1995    123,333   120,000         4,116              --           --          39,500

J. Stephen Vanderwoude(3)    1996        N/A       N/A           N/A             N/A          N/A             N/A
  Chief Executive Officer    1995    134,616        --       390,000              --           --              --
  and President              1994    143,269   100,000            --       1,075,000      200,000              --
James J. Davey               1996    161,491        --            --              --       30,000              --
  Vice Chairman              1995    232,995        --            --              --           --              --
                             1994    222,114       101            --              --           --              --
                             1993    200,000        --            --              --       50,000              --

Richard M. Haddrill          1996    196,893        --            --         133,200      140,000              --
  President, Chief           1995    200,000   150,000            --              --           --              --
  Financial Officer and      1994     13,076    82,500            --         621,250      140,000              --
  Treasurer
Michael L. Eide              1996    199,966        --            --              --       20,000              --
  President -- VLC           1995    207,620        --            --              --           --              --
                             1994    180,433        --            --              --       50,000              --
                             1993    151,742        --            --              --           --              --

Mark A. Cushing              1996    142,308        --            --              --       10,000              --
  President -- AWI           1995    200,000   100,000            --              --           --              --
                             1994    144,001    90,000            --              --       50,000              --
                             1993    107,884    15,167            --              --       40,000              --
Dena J. Rosenzweig           1996    133,232    10,000            --              --        5,000              --
  General Counsel

---------------

(1) Restricted stock holdings at December 31, 1995, with respect to Mr. Vanderwoude, numbered 25,000 shares with a market value of $118,750 and such restrictions lapsed on these shares in June 1996. The initial grant was 100,000 shares. The restrictions with respect to 25,000 shares lapsed in June 1995, and the other 50,000 shares, with restrictions to lapse in 1997 and 1998, were forfeited pursuant to the terms of a Consulting and Separation Agreement with Mr. Vanderwoude. See "Employment and Certain Other Contracts." With respect to Mr. Haddrill's restricted stock holdings, of the initial grant of 70,000 shares, 52,500 remained restricted as of December 31, 1995, with a market value of approximately $249,000. The restrictions on 17,500 shares lapsed in November 1996, and the restrictions on 17,500 of the remaining shares will lapse in each of November 1997 and 1998. Mr. Haddrill was also awarded 30,000 shares of restricted Common Stock which vest at a rate of one-third annually over the next three years beginning on September 9, 1997. See "Employment and Other Contracts." All dividends declared and paid by the Company, if any, on the restricted stock, shall be held by the Company until such restrictions thereon lapse at which time the dividends, without interest thereon, shall be paid.
(2) Mr. Spagnolo performed the duties of acting chief executive officer as an independent contractor. See "Employment and Certain Other Contracts." Other annual compensation represents a leased vehicle paid for by the Company. All other compensation reflects $39,500 paid to Mr. Spagnolo with respect to director fees for this fiscal year until his resignation and appointment as acting chief executive officer on June 26, 1995. See "Management."
(3) Other annual compensation represents amounts paid pursuant to a Consulting and Separation Agreement effective with Mr. Vanderwoude's resignation on June 23, 1995. See "Employment and Certain Other Contracts."
(4) Mr. Cushing resigned effective as of September 9, 1996 and, as a result, all of the options held by him have expired.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1995 AND DURING 1996

     No options were granted during the fiscal year ended December 31, 1995 to the named executives.

     The following table sets forth information with respect to options granted under the Company's 1994 Stock Incentive Plan (other than 20,000 options granted to Mr. Davey which were granted under the Company's 1993 Stock Incentive Plan for Non-employee Directors) to each of the executive officers named in the Summary Compensation Table above during 1996 through December 20, 1996.

                           OPTION GRANTS DURING 1996

                                                                                             POTENTIAL
                                               INDIVIDUAL GRANTS                        REALIZABLE VALUE AT
                            -------------------------------------------------------   ASSUMED ANNUAL RATES OF
                            NUMBER OF       PERCENT OF                                      STOCK PRICE
                            SECURITIES     TOTAL OPTIONS                                   APPRECIATION
                            UNDERLYING      GRANTED TO      EXERCISE                    FOR OPTION TERM(2)
                             OPTIONS         EMPLOYEES        PRICE      EXPIRATION   -----------------------
           NAME             GRANTED(1)        IN 1996      (PER SHARE)      DATE         5%            10%
--------------------------  ----------     -------------   -----------   ----------   --------       --------
Mark F. Spagnolo..........         --             --             --              --         --             --
J. Stephen Vanderwoude....         --             --             --              --         --             --
James J. Davey............     30,000(3)        11.0%         $3.41         8/12/06   $ 64,336       $163,040
Richard M. Haddrill.......    140,000(3)        51.4%         $4.44         9/09/06   $390,921       $990,670
Michael L. Eide...........     20,000(3)         7.3%         $5.49         1/22/06   $ 69,053       $174,993
Mark A. Cushing...........     10,000(3)         3.7%         $5.49         1/22/06   $ 34,526       $ 87,496
Dena J. Rosenzweig........      5,000(3)         1.8%         $5.49         1/22/06   $ 17,263       $ 43,748

---------------

(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 10 years, or earlier than six months, after the date of grant.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.
(3) These options vest over a period of three years.

STOCK OPTION EXERCISES AND YEAR-END VALUES

     The following table provides certain information with respect to the number and value of unexercised options outstanding as of December 31, 1995. No options were exercised by the named executives during the fiscal year ended December 31, 1995.

                        AGGREGATED 1995 OPTION EXERCISES
                      AND DECEMBER 31, 1995 OPTION VALUES

                            NUMBER OF UNEXERCISED OPTIONS
                                 (IN COMMON SHARES)         VALUE OF UNEXERCISED IN-THE-MONEY(1)
                                AT DECEMBER 31, 1995            OPTIONS AT DECEMBER 31, 1995
                           -------------------------------  -------------------------------------
          NAME                EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
-------------------------  -------------------------------  -------------------------------------
J. Stephen
  Vanderwoude(2).........               --/--                               --/--
James J. Davey...........             50,000/--                             --/--
Richard M. Haddrill......          35,000/105,000                           --/--
Michael L. Eide..........           18,666/33,334                           --/--
Mark A. Cushing..........           43,332/46,668                           --/--
Dena J. Rosenzweig.......               --/--                               --/--

---------------

(1) Options are in the money if the fair market value of the underlying securities exceeds the exercise or base price of the option. Fair market value of the Common Stock underlying the options on December 31, 1995 was $4.75, the last reported sales price on the National Market System of NASDAQ on that date, which does not exceed the base price.
(2) The options granted to Mr. Vanderwoude were cancelled pursuant to the terms of a Consulting and Separation Agreement dated June 23, 1995. See "Employment and Certain Other Contracts."

     The following table provides certain information with respect to the number and value of unexercised options outstanding as of December 20, 1996. No options were exercised by the named executives during the partial year ended December 20, 1996.

                        AGGREGATED 1996 OPTION EXERCISES
                      AND DECEMBER 20, 1996 OPTION VALUES

                                        NUMBER OF UNEXERCISED OPTIONS
                                             (IN COMMON SHARES)         VALUE OF UNEXERCISED IN-THE-MONEY(1)
                                            AT DECEMBER 20, 1996            OPTIONS AT DECEMBER 20, 1996
                                       -------------------------------  -------------------------------------
                NAME                      EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
-------------------------------------  -------------------------------  -------------------------------------
J. Stephen Vanderwoude(2)............               --/--                               --/--
James J. Davey(3)....................           13,333/16,667                       $4,533/$5,667
Richard M. Haddrill..................          140,000/140,000                          --/--
Michael L. Eide......................           36,667/35,333                           --/--
Mark A. Cushing(4)...................               --/--                               --/--
Dena J. Rosenzweig...................             --/5,000                              --/--

---------------

(1) Options are in the money if the fair market value of the underlying securities exceeds the exercise or base price of the option. Fair market value of the Common Stock underlying the options on December 20, 1996 was $3.75, the last reported sales price on the National Market System of NASDAQ on that date, which does not exceed the base price.
(2) The options granted to Mr. Vanderwoude were cancelled pursuant to the terms of a Consulting and Separation Agreement dated June 23, 1995. See "Employment and Certain Other Contracts."
(3) The options to acquire 50,000 shares of Common Stock granted to Mr. Davey in February 1993 expired unexercised pursuant to the option agreement relating thereto three months following the expiration of his employment agreement.
(4) The options granted to Mr. Cushing expired unexercised pursuant to the option agreement relating thereto three months following his resignation.

EMPLOYMENT AND CERTAIN OTHER CONTRACTS

     Separation Agreement with Daniel W. Bower. In September 1994, Daniel W. Bower resigned as chairman of the Board of Directors and from his other positions with the Company and its subsidiaries. The Company accepted Mr. Bower's resignation in light of concerns initially raised during the Company's gaming license application hearing before the Nevada State Gaming Control Board relating to Mr. Bower's non-compliance with a former employer's internal policy governing the entertainment of government officials during his tenure with that firm. In connection with such resignation, the Company entered into an agreement with Mr. Bower dated May 15, 1995, which agreement provided for a payment of $187,500 by the Company to Mr. Bower upon its execution and $262,500 to be paid in five quarterly installments of $52,500 each commencing July 1, 1995 and ending July 1, 1996, with the final payment to include the period July 1, 1996 through September 1, 1996. The agreement further provided that the exercisable stock options previously granted to Mr. Bower under the Company's 1992 Stock Incentive Plan would continue to be exercisable for 90 days from the date of the agreement and that certain medical benefits would continue until September 2, 1996. Mr. Bower agreed to certain confidentiality, non-interference and similar provisions, and to restrictions on his ability to compete with the Company for a two-year period.

     Consulting and Separation Agreement with J. Stephen Vanderwoude. On June 23, 1995, J. Stephen Vanderwoude resigned as chief executive officer, president and director of the Company and from his other positions with the Company and its subsidiaries. On that date, the Company entered into a Consulting and Separation Agreement with Mr. Vanderwoude that provided for payment of $250,000 cash and 25,000 shares of restricted stock which vested immediately. The Company also agreed to pay Mr. Vanderwoude an additional $600,000 in 30 equal monthly installments and to issue to Mr. Vanderwoude an additional 25,000 shares of restricted stock which vested in 1996. Under the terms of the Consulting and Separation Agreement, Mr. Vanderwoude has agreed to provide consulting services to the Company at its request, relating to the management and supervision of the Company's operations, regulatory or strategic planning until January 1, 1998, unless terminated earlier as mutually agreed by the Company and Mr. Vanderwoude. Such consulting services shall not exceed 20 hours per month. In consideration for Mr. Vanderwoude's services, the Company will pay him $1,000 per day for each day that he is requested to provide consulting services. As of December 31, 1996, no amounts have been paid to Mr. Vanderwoude under this agreement. Mr. Vanderwoude agreed to certain confidentiality, non-interference and similar provisions, and to restrictions on his ability to compete with the Company for an eighteen-month period. In connection with the employment of Mr. Vanderwoude in 1994, the Company entered into an employment contract with Mr. Vanderwoude effective May 31, 1994, which agreement terminated upon the effective date of the Consulting and Separation Agreement.

     Compensation Arrangement with Mark F. Spagnolo and EDS. Mark F. Spagnolo was appointed acting chief executive officer of the Company replacing J. Stephen Vanderwoude, effective June 26, 1995. Mr. Spagnolo went on a temporary leave of absence from his position of division vice president of EDS at the Company's request. In connection with Mr. Spagnolo's appointment, the Company and EDS entered into an agreement under which Mr. Spagnolo relinquished all EDS duties during this temporary leave of absence, including all duties and responsibilities for EDS with respect to the Company. While serving the Company in this capacity, Mr. Spagnolo did not sign or approve any filing or other matter under the securities acts (including approvals or reviews of public disclosures of information). Mr. Spagnolo performed his duties of acting chief executive officer as an independent contractor for which the Company paid Mr. Spagnolo a fee of $20,000 per month together with medical benefits, life insurance and automobile use comparable to those previously provided to him by EDS. Mr. Spagnolo agreed to certain confidentiality, non-interference and similar provisions, and was entitled to cash bonuses in the same manner as such bonuses were available to other executive officers of the Company. Effective April 5, 1996, Mr. Spagnolo's temporary leave of absence terminated and he returned to EDS. Mr. Spagnolo was paid a bonus of $120,000 for the period from June 26, 1995 to December 31, 1995.

     Employment Agreement with Richard M. Haddrill. On September 9, 1996 the Board of Directors approved the terms of an employment agreement with Mr. Haddrill executed as of December 2, 1996. Pursuant to this agreement, Mr. Haddrill serves the Company as its president. Unless sooner terminated pursuant to its terms, the employment agreement terminates on January 1, 1999. The employment agreement provides for a base salary of $240,000 and a cash bonus of $150,000 payable on January 2, 1997. For the years ending December 31, 1997 and 1998, Mr. Haddrill is eligible to receive bonuses of up to $450,000 and $504,000, respectively, if certain performance criteria are satisfied for such year. In addition, under the employment agreement, Mr. Haddrill was awarded 30,000 shares of restricted Common Stock that vest at the rate of one-third annually over the next three years beginning on September 9, 1997, and Mr. Haddrill was awarded options to purchase 140,000 shares of Common Stock at an exercise price of $4.44 per share, the fair market value of the Common Stock as of December 2, 1996, 70,000 shares of which vested immediately and 35,000 shares of which vest upon each of the first and second anniversaries of the date of grant. The employment agreement further provides that if Mr. Haddrill's employment is terminated for any reason, then all unvested restricted shares lapse. In addition, the employment agreement provides that if Mr. Haddrill's employment is terminated for "cause" (as defined in the employment agreement) or by him other than for "good reason" (as defined in the employment agreement), then all unvested options shall be forfeited. If Mr. Haddrill's employment is terminated for any other reason, then certain of the options become exercisable, and all such options become immediately exercisable upon a "change of control" (as defined in the employment agreement) of the Company. The employment agreement further provides that Mr. Haddrill's existing options to acquire 140,000 shares Common Stock, all of which are out-of-the-money, will not be repriced. In addition, if Mr. Haddrill's employment is terminated for any reason other than "cause" or if he terminates his employment for "good reason," then he is entitled to receive all accrued but unpaid salary and bonus and to receive a lump sum equal to the greater of the aggregate amount of the base salary remaining to be paid under the terms of the employment agreement and $420,000 (except in certain cases this amount is reduced to $350,000). Mr. Haddrill is entitled to the reimbursement of relocation expenses and other business expenses. Finally, the employment agreement provides that Mr. Haddrill will not compete with the Company for a period of 18 months following his termination. Messrs. Spier and Lyons voted against the approval of this agreement. See "Dissent of Messrs. Spier and Lyons."

     Agreement with Dena J. Rosenzweig. Ms. Rosenzweig currently provides legal services to the Company as its general counsel and as the general counsel and secretary of AWI, and has an agreement with the Company to continue in those positions through January 31, 1997. That agreement provides that for the months of February and March 1997, Ms. Rosenzweig will provide certain such services to the Company upon reasonable notice and at mutually agreed upon times for up to ten days per month. In consideration of such services, Ms. Rosenzweig shall receive, for the four-month period beginning October 1, 1996 and ending January 31, 1997, the sum of $16,667 per month. From February 1, 1997 through July 31, 1997, Ms. Rosenzweig shall receive the sum of $22,237 per month.

     Agreement with Michael L. Eide. On January 17, 1995, the Company entered into an agreement with Mr. Eide to provide for the continuance of his position as president of VLC. If Mr. Eide is removed from his position with the Company without cause, he will receive his then current salary for a period of six months following termination. In the event there is a change of control of the Company and Mr. Eide's employment is terminated by the Company without good cause, or by Mr. Eide for certain reasons set forth in the agreement, then Mr. Eide is entitled to an amount equal to twice his annual salary. Mr. Eide also agreed to certain confidentiality, non-competition and similar provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described earlier in this Proxy Statement, the Company has a Compensation Committee currently comprised of Ms. Becker and Messrs. Burt, Davey and Spier. However, in 1995 and 1996, executive officer compensation was established by the Board of Directors. Mr. Haddrill became a member of the Board of Directors in August 1996 and is an executive officer of the Company, but he did not participate in the deliberations of the Board of Directors with respect to the setting of his own compensation.

     Richard R. Burt, who became the Chairman of the Board of Directors in December 1994, is the chairman and a founder of IEP, which has been retained by the Company to provide consulting services and to assist the Company in connection with its international activities since October 1994 at a rate of $15,000 per month plus expenses. The Company paid IEP an aggregate of approximately $206,680 during the year ended December 31, 1995 and an aggregate of $202,095 for 1996 (through December 20, 1996). Although the formal agreement with IEP expired as of September 30, 1995, the Company continued to utilize the services of IEP throughout the year and, accordingly, continued to make payments to IEP for such services. The Board of Directors has ratified the payment of these amounts and extended the agreement until October 1997 unless earlier terminated upon 30 days notice. Messrs. Spier and Lyons, however, objected to this ratification and extension and have raised certain questions with respect to this matter. See "Dissent of Messrs. Spier and Lyons."

     In addition, Mr. Burt and the Company entered into a consulting agreement in November 1994, under which Mr. Burt is to provide advice and assistance relating to the promotion of the Company's business and to assist in the development of business opportunities for the Company. The agreement provides for a per day rate of $1,000 for each day such services are performed and reimbursement of out-of-pocket expenses. The agreement is separate and distinct from Mr. Burt's duties and responsibilities as a director of the Company. The agreement further provides for termination of the agreement by Mr. Burt or the Company, without penalty, upon 90 days' prior written notice. The Company paid to Mr. Burt an aggregate amount of approximately $1,000 as fees and approximately $900 as out-of-pocket expenses during the fiscal year ended December 31, 1995 and no fees or expenses were paid for 1996 (through December 20, 1996) pursuant to the agreement.

     In January 1995, the Company entered into a consulting agreement with Patricia W. Becker, a director of the Company, for a period of two years commencing January 16, 1995. The agreement provides that Ms. Becker shall serve as the chairperson of the Compliance Committee of the Company, and otherwise provide advice and assistance to the Company on matters of regulatory compliance and such other matters as requested by the Company. The agreement provides for an annual retainer fee of $75,000 plus a per day rate of

$1,000 for each day such services are performed and reimbursement of out-of-pocket expenses. The agreement is separate and distinct from Ms. Becker's duties and responsibilities as a director of the Company. The agreement further provides for termination of the agreement by Ms. Becker or the Company, without penalty, upon 90 days' prior written notice. The Company paid Ms. Becker an aggregate amount of approximately $140,000 during the fiscal year ended December 31, 1995 and an aggregate amount of approximately $114,000 for 1996 (through December 20, 1996) pursuant to the agreement. This agreement was extended for an additional one year in December 1996.

     On February 23, 1993, William Spier, on behalf of himself and an investor group (see Note 2 to the "Stock Ownership of Certain Beneficial Owners and Management" table), executed a Stockholders' Agreement with the Company. The Stockholders' Agreement, among other things, limits the manner of disposition of shares of Common Stock held by these parties, prohibits them from soliciting proxies in opposition to the Board of Directors, subjects certain proposals by these persons of merger or similar transactions to consent by unaffiliated directors and stockholders, limits the right of these persons to acquire additional shares (other than pursuant to certain options granted by Larry Lippon, the Company's former chief executive officer, or the Company), grants these persons the right to require the Company to register their shares under the Securities Act of 1933, provides for the reimbursement of certain of the expenses of these persons (estimated to be approximately $85,000), and grants these persons the right to appoint one person in addition to Mr. Spier to the Board of Directors. In connection with this Agreement, William P. Lyons was appointed to the Board of Directors. In addition, the Stockholders' Agreement fixed the size of the Board of Directors at six members, although the Board of Directors (including Mr. Spier) subsequently increased the size of the Board to seven members by a unanimous vote.

     In February 1994, EDS, through a wholly owned subsidiary, purchased from the Company 545,454 shares of Common Stock and 1,912,728 shares of the Company's Series A Junior Preferred Stock for an aggregate of $67,600,005 or $27.50 per share. The Company used $38,101,821 of the proceeds from this transaction to purchase from an investor group represented by Mr. Spier options to acquire 2,458,182 shares of Common Stock, which shares were owned by Larry Lippon, the Company's former chief executive officer. Mr. Lippon granted these options to the investor group represented by Mr. Spier pursuant to a Purchase and Option Agreement between the investor group and Mr. Lippon dated as of October 1992. The Company exercised these options for $27,040,002 or $11.00 per share and retired the shares of Common Stock acquired thereby. As part of this agreement, the investor group exercised its remaining options to acquire 119,412 shares of Common Stock.

     In 1994, Mr. Spier entered into an agreement with a subsidiary of EDS (PremiTech), which is a limited partner of HP Partners L.P. (in which Mr. Spier is also a partner), to acquire the partnership interest in HP Partners L.P. held by EDS for approximately $2,000,000, at the option of EDS, in the event that EDS did not enter into an agreement for the provision of information technology services to Holmes Protection Group, Inc.
HP Partners L.P. holds approximately 35% of the common stock of Holmes Protection Group, Inc. and has the right to appoint three directors. Mr. Spier serves as a director of Holmes Protection Group, Inc. EDS and Holmes Protection Group, Inc. entered into an information technology services agreement, similar to the agreement between EDS and the Company described below, in April 1995.

     On September 18, 1996, Mr. Spier filed with the Securities and Exchange Commission (the "SEC") a Schedule 13D indicating that he, on behalf of himself and possibly other parties, including Mr. Lyons, had expressed to the Board of Directors an interest in exploring a possible acquisition of AWI or the business of the Company. See "Security Ownership of Certain Beneficial Owners and Management." On November 14, 1996, Mr. Spier delivered a letter to the Board of Directors proposing an acquisition of the Company by an investor group Mr. Spier is forming (the "Spier Proposal"). The Spier Proposal contemplates the payment of $6.00 per share in cash and is subject to a number of conditions, including obtaining financing and regulatory approval. On November 26, 1996, Mr. Spier delivered a letter to the Board of Directors relating to the Spier Proposal. On December 4, 1996, Mr. Spier's counsel delivered a letter to Board of Directors including proposed terms for the Spier Proposal. On December 6, 1996, the Board constituted a Special Committee (consisting of Messrs. Burt and Davey and Ms. Becker) to consider the Spier Proposal and any other such proposals that may be forthcoming. Mr. Hardesty was added as a member of the Special Committee upon his election to the Board of Directors on December 18, 1996. The Special Committee offered to enter into negotiations with Mr. Spier and his investor group if certain concerns (including concerns about the feasibility of the transaction, the availability of financing and the need for regulatory approval) were satisfied. On December 17, 1996, Mr. Spier delivered a letter to the Board of Directors which, among other things, restated the Spier Proposal and offered to purchase up to twenty percent (20%) of the Company's Common Stock at prices up to $6.00 per share after entering into a Merger Agreement. On December 18, 1996, Mr. Spier filed an amendment to his Schedule 13D which, among other things, encouraged stockholders to communicate their support for the Spier Proposal to the Board of Directors. By letter dated December 23, 1996, the Special Committee notified Mr. Spier that his December 17, 1996 letter did not satisfy the Special Committee's concerns. The Special Committee again requested that Mr. Spier provide information regarding his proposed financing and the likelihood of regulatory approval and requested that Mr. Spier agree to certain conditions to assure that, as a director, Mr. Spier not be afforded any unfair advantage in connection with any potential transaction. Mr. Spier has not agreed to the Special Committee's conditions nor satisfied its concerns. The Special Committee has not begun negotiations with Mr. Spier and there can be no assurance that any transaction will result from the Spier Proposal. Copies of the letters comprising the Spier Proposal have been filed as exhibits to Mr. Spier's
Schedule 13D.

     The Company entered into a number of agreements with EDS starting in 1994. Mark F. Spagnolo was an officer of EDS and was appointed a director of the Company in accordance with one of the agreements. Mr. Spagnolo resigned as director on June 23, 1995, and on June 26, 1995, Mr. Jeffrey D. Cushman, an officer of EDS, was appointed to fill this position. Pursuant to a management services agreement (the "MSA") with EDS dated as of January 1994, which became effective as of March 1, 1994, EDS provided information and technology management services to the Company's on-line lottery services subsidiary, AWI, as part of a strategic technology partnership between the Company and EDS. Pursuant to the agreement, the Company paid or accrued approximately $70,300,000 and $69,400,000 to EDS for costs and expenses in 1995 and 1994, respectively. Of those costs and expenses, approximately $2,675,000 and $4,406,000 were capitalized in conjunction with software development in 1995 and 1994, respectively. At December 31, 1995 and 1996, the Company had a net payable to EDS in the amount of approximately $10.7 million and $38.0 million, respectively.

     As a result of various disputes between the Company and EDS, the Company has withheld certain payments from EDS. In July 1996, the MSA was terminated and an interim operating arrangement has been implemented while the parties continue efforts to resolve the disputes. The ultimate outcome of these efforts, including whether or not EDS will continue to provide services, cannot be predicted. The interim operating arrangement provides for the continuation of certain services by EDS on a week-to-week basis. The current arrangement calls for weekly payments in advance of services. The weekly payments are allocated by the Company primarily to costs of on-line lottery revenues, research and development (including capitalized software development, selling, general and administrative expenses and deferred start-up costs) based on pre-MSA-termination allocations and other information available. The allocations represent management's best estimate of the fees attributable to services being provided by EDS. At December 31, 1996, and December 31, 1995, the Company had recorded a net payable to EDS of approximately $38.0 million and $10.7 million, respectively, representing outstanding amounts billed by EDS for services. The repayment (if any) of the outstanding balance due EDS recorded at December 31, 1996, could not be made in the near term from current working capital and available amounts under the Company's loan agreement with its primary lender, First Bank, NA.

     On August 6 and August 7, 1996, respectively, AWI and the Company received notice of a complaint filed by EDS in state court in Collin County, Texas, against the Company and AWI alleging breach of the MSA. EDS is seeking payment of charges totaling in excess of $33 million and has requested an injunction to bar the Company and AWI from diverting any further proceeds received from on-line lottery contracts until total payment of the disputed amounts has been made, and a declaration that EDS has properly terminated the MSA and is, therefore, not subject to the mandatory arbitration provisions of the MSA. The Company has been withholding amounts payable under the MSA because of EDS performance issues. The Company continues to evaluate the strategic direction of its on-line lottery segment in light of the disputes with EDS and other disputes with certain customers and to enhance shareholder value. Should the Company fail to resolve and settle the disputes satisfactorily or change its strategic plan, the Company's consolidated financial position and results of operations could experience a material adverse change.

     None of the executive officers of the Company has served on the board of directors of any other entity that has had any of such entity's officers serve either on the Board of Directors or the Compensation Committee.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     General. Although the Board of Directors has established a compensation committee (see "Committees of the Board of Directors"), the Board of Directors has established, and has been responsible for, the Company's executive compensation program for 1995 and 1996. While the Compensation Committee has met once during such time, the Board of Directors has during that period set compensation for the Company's executives.

     The basic compensation philosophy of the Board of Directors is to formulate policies and programs intended to attract, retain and motivate qualified employees, including executive officers. In this regard, the Board of Directors believes that it is important to pay reasonable and competitive salaries and base compensation to executive officers that reflect their level of experience and responsibility. In light of the Company's efforts to maintain its reputation for integrity among its customers, regulatory authorities and licensing agencies, a significant factor in the review of executive officer performance is their strict adherence to the Company's code of conduct and their avoidance of even the appearance of questionable conduct.

     The Board of Directors also believes that officers of the Company should view their interests and those of the Company's stockholders to be closely aligned. Accordingly, the Board of Directors carefully considers the Company's performance and that of the Common Stock in reviewing executive compensation and may employ grants under the Company's stock option plan as an important part of incentive compensation. In addition, the Board of Directors believes that grants under the Company's stock option plan are an important means of attracting and retaining qualified employees to the Company while at the same time instilling a commitment to the long-term growth and success of the Company.

     During 1995, no awards of stock options to employees of the Company were made. The Board of Directors awarded options in 1996 to purchase an aggregate of 272,500 shares of Common Stock to 13 employees. Of these awards, options covering an aggregate of 30,000 shares were granted to the presidents of the Company's AWI and VLC subsidiaries. The exercise price of options typically is the average between the high and low sales price of a share of Common Stock on the date of grant and vesting of the options ranges over a period of two to three years. By seeking to motivate employees through a stock option plan, the Board of Directors has sought to focus employee attention on managing the Company as an owner with an equity position with interests similar to those of stockholders.

     Chief Executive Officer Compensation. During 1995, the Board of Directors approved a compensation package for acting chief executive officer Mark F. Spagnolo which provided for a consulting fee of $20,000 per month, reimbursement of expenses in accordance with Company policy and medical benefits, life insurance and automobile use comparable to those provided to him by EDS. See "Compensation of Executive Officers -- Employment and Certain Other Contracts."

     Pursuant to the agreement entered into at the time of his appointment, Mr. Spagnolo was entitled to cash bonuses in the same manner as such bonuses were available to other executive officers of the Company. Based on its objective evaluation of Mr. Spagnolo's performance, the Board of Directors approved a cash bonus award of $120,000 to Mr. Spagnolo under the Company's 1995 management compensation program. His temporary leave of absence from EDS terminated on April 5, 1996. See "Compensation of Executive Officers -- Employment and Certain Other Contracts."

     On September 9, 1996, the Board of Directors approved the terms of an employment agreement for Mr. Haddrill pursuant to which he became the Company's president. Mr. Haddrill's compensation for 1996 will be paid pursuant to that agreement. This employment agreement is substantially similar to Mr. Haddrill's previous employment agreement which had not yet expired, except that the new agreement provides for increased compensation commensurate with the additional duties associated with the presidency of the Company. The new employment agreement terminates on the same day as Mr. Haddrill's previous agreement.

See "Compensation of Executive Officers -- Employment and Certain Other Contracts." Although not the Company's chief executive officer, Mr. Haddrill is currently the Company's highest ranking executive officer. In approving this agreement, the Board of Directors considered a number of factors, including the current market for senior executive compensation, the improved performance of UWS under Mr. Haddrill's leadership, the lower overhead costs achieved by Mr. Haddrill as the Company's chief financial officer, the fact that options and restricted stock granted to Mr. Haddrill under this agreement have a value that is significantly less than that of the options and restricted stock granted to him under his original employment agreement, the significant responsibilities and challenges he would face as president of the Company and the current discord among the members of the Board of Directors. In addition, the Board of Directors considered the expense associated with searching for a new president. Messrs. Spier and Lyons objected to the appointment of Mr. Haddrill to the position of president and voted against the approval his employment agreement. See "Dissent of Messrs. Spier and Lyons."

     Executive Officer Compensation. Generally, base salaries are reviewed annually and adjusted as appropriate to reward performance and maintain the Company's competitive position.

     For 1995, cash bonuses were awarded after evaluating each individual's combination of personal business unit and total Company performance. Cash bonuses aggregating $370,000 were paid to three (3) executive officers.

     Executive officers also participate in benefit plans available to employees generally, including a qualified profit sharing 401(k) plan and employee stock purchase plan.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal tax deduction to publicly held corporations for compensation paid in excess of $1 million in any taxable year to the chief executive officer and certain other offices unless it is qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. The Board of Directors does not believe this provision currently impacts the Company, but will continue to consider the tax deductibility of compensation in the future.

     Dissent of Messrs. Spier and Lyons. Messrs. Spier and Lyons have dissented from the inclusion of the foregoing report of the Board of Directors in this Proxy Statement. See "Dissent of Messrs. Spier and Lyons."

                       MEMBERS OF THE BOARD OF DIRECTORS*

                                Patricia Becker
                                Richard R. Burt
                                 James J. Davey
                              Richard M. Haddrill
                                John R. Hardesty
---------------

     * Messrs. Spier and Lyons respectfully decline to join in the foregoing report.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1995 and 1996 (through December 20, 1996), the Company and its subsidiaries have had no transactions in which any director of the Company, or any member of the immediate family of any such director, had a material direct or indirect interest reportable under the applicable rules of the SEC except as described under the caption "Compensation Committee Interlocks and Insider Participation."

     During 1995 and 1996 (through December 20, 1996), the Company and its subsidiaries have had no transactions in which any executive officer of the Company, or any member of the immediate family of any such execution officer, had a material direct or indirect interest reportable under the applicable rules of the SEC except as follows.

     The brother of Dena J. Rosenzweig, the Company's general counsel, is a partner in the law firm of Rogers & Hardin, which has served as legal counsel to the Company since February 1993. The Company has paid fees to Rogers & Hardin totalling approximately $121,200 from December 31, 1995 to November 30, 1996.

COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total return from December 1991 to September 30, 1996 on the Company's Common Stock with the Standard and Poor's 500 Stock Index and an industry peer group which is comprised of International Game Technology (IGT) and WMS Industries, Inc. The industry peer group has been changed from the peer group presented in the Company's last proxy statement by removing therefrom Bally Gaming International, Inc. which was acquired by another company in 1996. The return assumes reinvestment of dividends. The graph assumes an investment of $100 on December 31, 1991 in the common stock of each of the subject companies.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

---------------------------------------------------------
          VIDEO LOTTERY     PEER GROUP       BROAD MARKET
BASE         100.00           100.00            100.00
---------------------------------------------------------
9/91         140.28           112.14            100.66
---------------------------------------------------------
12/91        130.56           195.76            109.10
---------------------------------------------------------
3/92         209.72           278.14            106.36
---------------------------------------------------------
6/92         151.39           226.22            108.37
---------------------------------------------------------
9/92          75.00           326.03            111.79
---------------------------------------------------------
12/92         77.78           406.18            117.44
---------------------------------------------------------
3/93          73.61           493.36            122.57
---------------------------------------------------------
6/93          54.17           609.16            123.16
---------------------------------------------------------
9/93          77.06           604.64            126.34
---------------------------------------------------------
12/93         94.44           478.67            129.28
---------------------------------------------------------
3/94          86.11           445.67            124.37
---------------------------------------------------------
6/94          61.11           308.93            124.90
---------------------------------------------------------
9/94          49.31           327.00            131.00
---------------------------------------------------------
12/94         52.78           268.13            130.98
---------------------------------------------------------
3/95          47.92           246.96            143.74
---------------------------------------------------------
6/95          36.11           267.69            157.46
---------------------------------------------------------
9/95          32.29           249.04            169.97
---------------------------------------------------------
12/95         26.39           197.11            180.21
---------------------------------------------------------
3/96          36.81           238.45            189.88
---------------------------------------------------------
6/96          25.00           306.67            198.14
---------------------------------------------------------
9/96          20.83           362.78            204.54
---------------------------------------------------------

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

             PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1996, and proposes that the stockholders ratify this appointment at the Meeting. KPMG Peat Marwick LLP has examined the Company's financial statements since its inception and has no relationship with the Company other than that arising from its appointment as independent auditors. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     The Board of Directors appointed KPMG Peat Marwick LLP to serve as the Company's auditors for the fiscal year ending December 31, 1996 over the objections of Messrs. Spier and Lyons primarily relating to KPMG Peat Marwick LLP's advice regarding review procedures described in the report of the independent members of the Board of Directors and the report of the Company's director of internal audit relating to certain payments made by the Company to IEP. The objections of Messrs. Spier and Lyons are summarized in this Proxy Statement under the caption "Dissent of Messrs. Spier and Lyons." The Board of Directors, however, upon reviewing the advice of KPMG Peat Marwick LLP regarding the reports of the independent members of the Board of Directors and the Company's director of internal audit prepared in connection with this matter, concluded that KPMG Peat Marwick LLP had properly discharged its duties to the Company with respect to the IEP payments. Therefore, the Board of Directors declined to accept the recommendation of Messrs. Spier and Lyons with respect to the appointment of KPMG Peat Marwick LLP.

     Ratification of the appointment of KPMG Peat Marwick LLP requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting.

     THE BOARD OF DIRECTORS (WITH MESSRS. SPIER AND LYONS DISSENTING) RECOMMENDS A VOTE FOR THIS PROPOSAL.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of November 12, 1996 by (i) each person owning beneficially more than five percent of the outstanding shares of the Common Stock, (ii) each director and director nominee of the Company, (iii) each person named in the Summary Compensation Table appearing elsewhere herein and (iv) all executive officers and directors of the Company as a group. The information under this caption is based on representations made to the Company by individual directors or nominees and/or filings made with the SEC. Each person has sole investment and voting power with respect to the shares indicated except as otherwise shown.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                          NUMBER OF SHARES
                                                        BENEFICIALLY OWNED(1)       PERCENT OF CLASS(1)
                                                        ---------------------       -------------------
William Spier+........................................        1,496,574(2)                   14.0%
  101 East 52nd St., New York, NY 10022
R.B. Haave Associates, Inc............................          861,600(3)                    8.2%
  36 Grove St., New Canaan, CT 06840
Fir Tree Partners (Fir Tree, Inc. d/b/a Fir Tree
  Partners)...........................................          781,900(4)                    7.3%
  1211 Ave of the Americas, 29th Floor New York, NY
     10036
EDS VLT Holdings, Inc.................................          545,454(5)                    5.1%
  5400 Legacy Drive, Plano, TX 75024
Richard M. Haddrill+++................................          240,000(6)(7)                 2.3%
Michael L. Eide++.....................................          163,727(8)(9)                 1.5%
William P. Lyons+.....................................           62,000(10)                     *
James Davey+..........................................           18,743(11)                     *
Mark L. Cushing.......................................           40,000(12)(13)                 *
J. Stephen Vanderwoude................................           50,000(14)                     *
Mark F. Spagnolo......................................                0(15)                     *
Patricia W. Becker+...................................           22,500(16)                     *
Richard R. Burt+......................................           30,000(17)                     *
John R. Hardesty+.....................................                0(18)                     *
Dena J. Rosenzweig++..................................                0                         *
All directors and executive officers as a group.......        2,033,544(2)(6)(7)(8)          19.0%
                                                                       (9)(10)(11)
                                                                       (16)(17)

---------------

 + Director of the Company
 ++ Executive Officer of the Company
 * Denotes less than 1%
 (1) Based on 10,682,109 shares of Common Stock outstanding as of the close of business on the Record Date. The share holdings in this table do not include rights to receive stock or options granted under various Company plans to directors and executive officers that do not vest or become exercisable within 60 days of November 12, 1996.
 (2) Included in Mr. Spier's beneficial ownership are 1,197,659 shares of Common Stock purchased by various parties in an investor group who have granted Mr. Spier sole voting and investment power in respect of such shares. In addition to Mr. Spier, the parties who hold these shares are Asgard Ltd., a Guernsey corporation ("Asgard"), Parkway M&A Capital Corporation, a British Virgin Islands corporation ("Parkway"), Video Investment Partners, a Delaware limited partnership ("VIP"), Gabriel Capital L.P., a Delaware limited partnership ("Gabriel"), Alpine Associates, Ltd., a New Jersey limited partnership ("Alpine"), LBN Investment Associates, L.P., a Delaware limited partnership ("LBN"), and Homer Noble, an individual ("Noble"). Asgard holds 148,307 shares; Parkway holds

     7,500 shares (not including 7,500 shares previously owned by Parkway which are not controlled by Mr. Spier); VIP holds 226,167 shares; Alpine holds 370,766 shares; Gabriel holds 222,459 shares; LBN holds 148,307 shares; and Noble holds 74,153 shares. Mr. Spier holds 285,405 shares acquired as part of the investor group. These holdings represent approximately 1.39%, .07%, 2.12%, 3.47%, 2.10%, 1.4% and .7%, respectively, of the 10,682,109 shares outstanding as of the Record Date. Each of Asgard, Parkway, VIP, Alpine, Gabriel, LBN and Noble disclaims beneficial ownership of these securities for purposes of Schedule 13D because each has granted to Mr. Spier sole investment and voting power in respect of the shares. Also included in Mr. Spier's beneficial ownership are 3,500 shares of Common Stock owned prior to the purchases by the investor group and 10,000 shares of Common Stock which may be acquired pursuant to options currently exercisable under the Company's 1991 Stock Option Plan.
 (3) R. B. Haave Associates, Inc. is an Investment Advisor registered under
     Section 203 of the Investment Advisors Act of 1940, with sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares. R.B. Haave Associates, Inc.'s holdings are reported pursuant to amendment to Schedule 13G dated August 6, 1996, as an amendment to the initial Schedule 13D, as filed on March 22, 1996.
 (4) Fir Tree, Inc. is a New York corporation doing business as Fir Tree Partners ("Fir Tree Partners"), of which Mr. Jeffrey Tannenbaum is the sole shareholder, executive officer, director and principal. Mr. Tannenbaum acquired the shares through his position as principal of Fir Tree Partners for an institutional account for which Fir Tree Partners serves as trading advisor and for the account of the Fir Tree Value Fund, L.P. ("Fir Tree Value Fund") of which Mr. Tannenbaum is the general partner. Fir Tree Partner's holdings are reported pursuant to amendment to Form 13D dated August 4, 1995, as an amendment to the initial Form 13D, as filed on October 12, 1994. Fir Tree Partners is the beneficial owner of 781,900 shares of Common Stock of which 498,930 shares are beneficially owned by Fir Tree Partners in its capacity as investment advisor to Fir Tree LDC, a Cayman Islands limited duration company ("Fir Tree LDC"). Jeffrey Tannenbaum is the investment advisor of Fir Tree LDC and, as such, retains voting and dispositive power over the shares, and 282,970 shares are beneficially owned by Fir Tree Partners for the account of the Fir Tree Value Fund.
 (5) EDS VLT Holdings Inc., a wholly-owned subsidiary of EDS, purchased 545,454 shares of Common Stock and 1,912,758 shares of Series A Junior Preferred Stock from the Company, representing approximately 5.2% of the outstanding shares of Common Stock and 100% of the outstanding shares of Series A Junior Preferred Stock. Shares of Series A Junior Preferred Stock are convertible on a share-for-share basis into shares of Common Stock after the holder gives the Company at least 90 days prior written notice of such conversion. In connection with the purchase of these securities, EDS entered into an agreement with the Company, which, among other things, limits the manner of disposition of these securities, prohibits EDS for six years from soliciting proxies in opposition to the Company's Board of Directors, subjects certain proposals by EDS for a merger or similar transaction to certain consents by unaffiliated directors and stockholders, limits the right to acquire additional shares, grants EDS the right to nominate one person to serve on the Board of Directors, and grants certain rights to require the Company to register the shares of Common Stock under the Securities Act of 1933.
 (6) Includes 70,000 shares of restricted stock of the Company vesting in equal installments on each of November 1, 1995, 1996, 1997 and 1998 and 30,000 shares of restricted stock of the Company vesting in equal installments on each of September 9, 1997, 1998 and 1999.
 (7) Includes options to purchase 140,000 shares of Common Stock, currently exercisable or which will be exercisable within 60 days, granted pursuant to the Company's 1994 Stock Incentive Plan.
 (8) Includes options to purchase 2,000 shares of Common Stock currently exercisable granted pursuant to the Company's 1991 Stock Option Plan and 33,333 currently exercisable under the Company's 1994 Stock Option Plan.
 (9) Includes 12,318 shares held by Mr. Eide's son as to which Mr. Eide disclaims beneficial ownership.
(10) Includes options to purchase 10,000 shares of Common Stock currently exercisable granted pursuant to the Company's 1992 Stock Incentive Plan and options to purchase 20,000 shares of Common Stock currently exercisable granted pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors.

(11) Includes options to purchase 5,000 shares of Common Stock currently exercisable granted pursuant to the Company's 1994 Stock Incentive Plan and options to purchase 10,000 shares of Common Stock currently exercisable pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors.
(12) Includes options to purchase 40,000 shares of Common Stock currently exercisable granted pursuant to the Company's 1992 Stock Option Plan and options to purchase 16,666 shares of Common Stock currently exercisable granted pursuant to the Company's 1994 Stock Incentive Plan. Mr. Cushing resigned effective September 9, 1996. Unvested options were forfeited on that date and those then exercisable terminated three months following the date of his resignation.
(13) Includes options to purchase 33,333 shares of Common Stock, currently exercisable, granted pursuant to the Company's 1994 Stock Incentive Plan. Mr. Cushing resigned effective September 9, 1996. Unvested options were forfeited on that date and those then exercisable terminated three months following the date of his resignation.
(14) Includes 25,000 shares of restricted stock of the Company vesting in 1996. See "Employment and Certain Other Contracts."
(15) Mr. Spagnolo resigned as a director of the Company on June 23, 1995 and, pursuant to the terms of the Company's 1992 Stock Incentive Plan and the Company's 1993 Stock Incentive Plan for Non-Employee Directors, those unvested options were forfeited on that date and those then exercisable terminated three months from the date of his resignation. See "Employment and Certain Other Contracts." Mr. Spagnolo was an officer of EDS and one of its wholly-owned subsidiaries which owns 545,454 shares of Common Stock and 1,912,728 shares of Series A Junior Preferred Stock of the Company. Mr. Spagnolo disclaims beneficial ownership of these securities.
(16) Includes options to purchase 7,500 shares of Common Stock currently exercisable granted pursuant to the Company's 1994 Stock Incentive Plan and options to purchase 15,000 shares of Common Stock pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors.
(17) Includes options to purchase 10,000 shares of Common Stock currently exercisable or which will be exercisable within 60 days, granted pursuant to the Company's 1994 Stock Incentive Plan and options to purchase 20,000 shares of Common Stock currently exercisable or which will be exercisable within 60 days, pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors.
(18) Does not include options to purchase 10,000 shares of Common Stock granted under the Company's 1993 Stock Incentive Plan for Non-Employee Directors and 5,000 shares pursuant to the Company's 1994 Incentive Stock Plan on December 18, 1996, which options were exercisable upon the date of grant.

                       DISSENT OF MESSRS. SPIER AND LYONS

     Since July 1996, Messrs. Spier and Lyons have expressed disagreement with certain actions of the Board of Directors and concerns with respect to certain transactions involving the Company. See "Certain Recent Developments."

     Messrs. Spier and Lyons, who constituted a majority of the members of the Compensation Committee prior to its reconstitution on November 7, 1996, have objected beginning in August 1996 to the Board of Directors taking action on compensation matters without prior consideration of such matters by the Compensation Committee. In this regard, Messrs. Spier and Lyons believe that the Board of Directors has usurped the power of the Compensation Committee and, by disregarding established corporate procedures, has created conflicts of interest of a sort that the existence and proper use of the Compensation Committee were intended to avoid.

     The full Board of Directors met 23 times during 1995 and 25 times during 1996, and during 1995 and 1996 has directly dealt with matters of executive compensation. However, Messrs. Spier and Lyons believe that Board action with respect to the setting of the compensation of the president of the Company, Mr. Haddrill, represents a serious threat to established corporate procedures intended to produce objective compensation decisions by independent directors. At a September 9, 1996 meeting, the Board approved an employment agreement to replace Mr. Haddrill's then existing contract providing for a 20% increase in his base salary and maximum bonus, with a $150,000 minimum assured bonus in 1996 regardless of the Company's performance. The Company has historically granted awards of restricted stock and stock options that vest without regard to performance targets, but Messrs. Spier and Lyons have expressed concern that the agreement provides for grants of restricted stock and stock options unrelated to the achievement of performance targets. Messrs. Spier and Lyons have also expressed concern that the terms of this contract were negotiated with Mr. Haddrill by Mr. Burt at a time when Mr. Haddrill's conduct regarding the authorization of payments to Mr. Burt's affiliate, IEP, was being investigated and Mr. Haddrill was negotiating and recommending a new consulting arrangement with IEP. (See Proposal 2 for a description of the action taken by the Board of Directors with respect to its review and approval of the payments made to IEP.) Messrs. Spier and Lyons have also expressed concern that the Compensation Committee was neither advised in advance nor consulted prior to the September 9 Board meeting. Messrs. Spier and Lyons believe that senior executive officers should not negotiate the terms of their compensation arrangements with other insiders because such conduct unavoidably creates a potential for serious conflicts of interest and, in this instance, did not adequately take into account the Company's disappointing recent performance. Finally, Messrs. Spier and Lyons believe that the actions taken by Messrs. Burt and Haddrill created at least the appearance of impropriety and may have violated the Company's code of conduct. In addition, Messrs. Spier and Lyons have advised the Company of their view that this Proxy Statement is materially misleading in that its omits the factual background regarding the reconstitution of the Audit and Compensation Committees.

     Messrs. Spier and Lyons have prepared a report captioned "Compensation Committee Report on Executive Compensation" and have demanded that the Company include the report in this Proxy Statement, which, in their view, is required by the federal securities laws. This report, which the Company has declined to set forth in this Proxy Statement, also includes, among other things, a discussion of the following matters: (i) that Messrs. Spier and Lyons view performance as an important criterion to determine appropriate executive compensation and, based on the Company's performance, recommended to the Board of Directors that the compensation of executive officers should not be increased and cash bonuses should not be awarded to the Company's senior executive officers in 1996; (ii) that, in their view, appropriate mechanisms to avoid conflicts of interest in considering payments to corporate insiders and their affiliates, including IEP, cannot be established outside the Compensation Committee structure; and (iii) that, in their view, the reconstitution of the Compensation and Audit Committees will chill the exercise of independent judgment by outside directors and represses the reports of these Committees, which were critical of management conduct.

     In addition, Messrs. Spier and Lyons have asserted that this Proxy Statement contains numerous misstatements or omits to state material facts and, as such, is misleading. Specifically, Messrs. Spier and Lyons assert that this Proxy Statement does not include information regarding (i) meetings of the Audit

Committee and the Compensation Committee; (ii) the setting of executive compensation by the Board of Directors instead of the Compensation Committee and the objections of Messrs. Spier and Lyons relating thereto; (iii) the independence of Ms. Becker and Mr. Burt as directors in light of their consulting agreements with the Company; and (iv) the belief of Messrs. Spier and Lyons that this Proxy Statement does not contain all required information and is misleading.

     In their capacity as a majority of the then members of the Audit Committee, Messrs. Spier and Lyons submitted a report to the Board recommending that the Board (i) authorize the Audit Committee to retain independent counsel to investigate thoroughly the payments made to IEP following expiration of its consulting agreement with the Company, (ii) not appoint KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996, and
(iii) appoint another "Big Six" accounting firm as the Company's independent auditors for the year ending December 31, 1996. The basis for the recommendation to change auditors was the belief that the existing auditors should have recommended that the Board of Directors conduct additional procedures to independently verify that services were actually provided to the Company by IEP and that they had not promptly acted to recommend remedies to deficiencies they had identified in the Company's system of internal controls regarding payments to insiders. See "Proposal 2 -- Ratification of Appointment of Auditors."

     Messrs. Spier and Lyons opposed the appointment of Mr. Hardesty to the Board of Directors and have stated that such appointment may violate certain agreements to which the Company is a party, including the Stockholders' Agreement by and between Mr. Spier and the Company.

     Finally, Messrs. Spier and Lyons have advised the Company that they do not recommend a vote in favor of the election of Mr. Davey to the Board of Directors because they disagree with Mr. Davey's views as to the appropriate management and strategic direction of the Company, although they recommend a vote in favor of Mr. Spier's election.

     For the foregoing reasons, Messrs. Spier and Lyons have respectfully declined to join in the report of the Board of Directors with respect to executive compensation and have objected to the dissemination of this Proxy Statement.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file by specific dates with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report any failure to file by the relevant due date any of these reports based solely on the Company's review of copies of such reports furnished to it and written representations received by the Company that the filing of a Form 5 was not required. Based upon this review, the Company is not aware of any person, except as indicated below, who at any time during 1995, was a director, officer or a beneficial owner of ten percent or more of any class of equity securities of the Company registered pursuant to the Exchange Act who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 1995. James J. Davey, vice chairman and a director of the Company, filed a Form 4 with respect to his purchase of 1,237 shares of the Company's Common Stock under the Video Lottery Technologies, Inc. Employee Stock Purchase Plan, after the due date for filing the Form 4. Michael L. Eide, president of VLC, filed a Form 4 with respect to his purchase of 991 shares of the Company's Common Stock under the Video Lottery Technologies, Inc. Employee Stock Purchase Plan, after the due date for filing the Form 4.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to come before the Meeting other than those described in this Proxy Statement. However, if any matters should properly come before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the enclosed proxy to vote such proxy with respect to those other matters in accordance with their best judgment.

                          ANNUAL REPORT AND FORM 10-K

     A copy of the Company's 1995 Annual Report to Stockholders, consisting of the Company's Form 10-K for the year ended December 31, 1995, as filed with the SEC (including financial statements and schedules but without exhibits), is being mailed with this Proxy Statement. It is not intended for consideration as proxy solicitation material. Copies of exhibits to the Form 10-K will be furnished to record and beneficial holders of the Common Stock upon request for a nominal charge. All requests should be directed to: Video Lottery Technologies, Inc., 2311 South 7th Avenue, Bozeman, Montana 59715, Attention:
Shareholder Relations.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a stockholder to be included in the Company's proxy statement for its 1997 Annual Meeting must be received at the Company's principal executive offices, 115 Perimeter Center Place, Suite 911, Atlanta, Georgia 30346, not later than the close of business on the date which is 120 calendar days in advance of the first anniversary of the date of this Proxy Statement unless the date of the 1997 Annual Meeting changes by more than 30 days from the date of the 1996 Annual Meeting, in which case proposals must be received by the Company a reasonable time before the release of the proxy statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ RICHARD BURT

                                          Chairman of the Board

December 31, 1996

                                                                      APPENDIX A


PROXY                    VIDEO LOTTERY TECHNOLOGIES, INC.           COMMON STOCK


    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
           FOR THE ANNUAL MEETING OF STOCKHOLDERS JANUARY 10, 1997

The undersigned hereby appoints Richard R. Burt and Patricia Becker and each of them, proxies with power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the capital stock of Video Lottery Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Video Lottery Technologies, Inc., to be held at VLC of Nevada, Inc., 751 Pilot Road, Suite D, Las Vegas, NV 89119 on January 10, 1997 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present, as follows:

1. Election of Directors - Nominees WILLIAM SPIER and JAMES J. DAVEY
   / / VOTE FOR nominees listed above, except vote withheld from following nominee (if any)

   ----------------------------------------------------------------------------
   or / / VOTE WITHHELD from both nominees listed above

2. To ratify the appointment of KPMG Peat Marwick LLP as auditors for the year ending December 31, 1996
   / / FOR         / / AGAINST       / / ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

                 (continued, and to be signed, on other side)



Please sign, exactly as name appears below. When shares are held by joint tenants in common or as community property, both should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give full title as such. If a corporation, please sign corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt is hereby acknowledged of notice of annual meeting and the proxy statement attached thereto, and the 1995 Annual Report of the Company on Form 10K sent under the same cover.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. This proxy may be revoked at any time prior to the voting thereof.


                                           Dated:
                                                 -----------------------

                                           -----------------------------

                                           -----------------------------
                                           Signature(s) of Shareholder

                    Signature(s) should correspond to name or names shown above.